EXHIBIT 10.40

                     ADDENDUM TO LETTER OF INTENT TO INVEST

                             AGREEMENT IN PRINCIPLE

(1) Intermark Partners LLC (Intermark), agrees to invest Six Million Dollars ($6,000,000 (USD) in equity capital in the RiceX Company (the Company) at a basis price of seventy cents ($.70) per share of Company stock (with piggyback registration rights), subject to appropriate due diligence and mutual consensus on final terms and conditions in a Definitive Agreement to Invest.

(2) Intermark agrees to invest an initial amount of Two Million Five Hundred Thousand Dollars ) (USD) in the Company immediately upon reaching mutual consensus, Board approval, and endorsement of this AGREEMENT by the undersigned principal parties not later than November 16, 1999. Said initial investment amount shall be made on a convertible loan (seventy cents ($.70) per share) against assets basis, with the property, plant, equipment, and intellectual property of the Company's Montana manufacturing facilities held as collateral. The aforesaid loan against assets (2,500,000) (USD) SHALL be on terms and conditions described below. Funds will be deposited by wire transfer to the Company's account (number 4114-145345) at Wells Fargo Bank, Sacramento, California, ABA number 121000248, within twenty four (24) hours from receipt of aforesaid Board approval, in writing, by Intermark at -the offices of Granite Bay Ventures LLC Roseville, California.

To this end the Company and its officers warrant that the Company owns good and marketable fee title, of record and in fact, to the real property and to all other assets and properties reflected in part and/or whole in the Company's December 31, 1998 Annual Report filed under Section 12/15 (d) of the Securities Exchange Act of 1934, and the Company's June 30, 1999 Quarterly Report filed under the same Act, (except for supplies consumed, or inventory sold, or any other assets not in the books for more than Ten Thousand ($10,000 USD Dollars in aggregate), sold in each case in the ordinary course of business subsequent to such date. The Company and its officers warrant that such assets and properties are owned fee simple, and in each case, are free of all mortgages, hens, charges, encumbrances, and restrictions of any nature whatsoever.

The Company and its officers warrant that at the time of signature to this Agreement in Principle, and within ten (10) business days thereafter, the Company shall execute and deliver to Intermark all mortgages, deeds of trust, security agreements, and/or financing statements required to perfect and secure the aforesaid warranted property, plant, equipment, and intellectual property issued by the Company as collateral for the aforesaid interim loan against assets.

Assuming that Intermark, after sufficient due diligence and discovery, is fully satisfied that the Company's position is as warranted, represented and currently understood, the aforesaid loan against assets ($2,500,000) USD) shall be converted to equity in the Company in accordance with Section (1) above. It is understood that the objective shall be to complete all due diligence, discovery, and conversion to equity by December 31, 1999 if possible, with a maximum period of one hundred and twenty (120) days for said activity to be completed.

Assuming, as anticipated at the time of signing this AGREEMENT, Intermark concludes that equity investment in the Company is prudent and commensurate with current warrants, representations and understandings, and agree to proceed as defined in Section (1) above, then in addition to the equity conversion of the aforesaid loan against assets ($2,500,000) USD) within the maximum period of 120 days, Intermark shall commit an additional One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000) USD) on or before 120 days from date of signing this

                                       1

               AGREEMENT, and another One Million Six Hundred and Fifty Thousand Dollars ($1,650,000 USD) on or before 180 days from date of signing this AGREEMENT.

If, however, for some reason unforeseen at the time of signing this AGREEMENT, Intermark concludes that equity investment in the Company is not prudent, said parties shall herein agree to carry the aforesaid loan against assets on the following terms and conditions: FOR VALUE RECEIVED, The RiceX Company ("RiceX"), by and through its undersigned authorized representative, hereby promises to pay to the order of Intermark Partners LLC ("Intermark") for and on behalf of its investors, at its main office in Carmel, Indiana, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), together with interest on the principal whether by acceleration or otherwise, and payable as follows: (1) No payments of principal and interest will be due and owing during the discovery and due diligence period herein established at one hundred and twenty (120) days maximum. (2) At the

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end of the aforesaid one hundred and twenty (120) day period, the said Two
Million Five Hundred Thousand Dollars ($2,500,000) USD loan shall be extended for a maximum of two (2) periods of six (6) months each from effective date of this AGREEMENT, with interest calculated at the Wall Street Journal prime interest rate plus two (2) percent, plus two (2) points on any remaining unpaid balance.

In accordance with the aforesaid, each payment made by RiceX shall be applied first to interest due on the Note with the balance of any payment applied to the principal due and owing under this note, in accordance with the following schedules:

a) the first six (6)month period shall be exempt from principal, interest, and premium points payments for the first one hundred and twenty days, and interest only shall accrue for the remaining sixty (60) days during the period.

b) the second six (6) month period from effective date of this AGREEMENT shall be at an interest rate of two (2) percent plus a premium payment of two
(2) points on any remaining principal balance.

(3) For and in consideration of the above, assuming as anticipated a full commitment to convert to equity and invest additional capital in the Company, and in addition to the shares of Company stock issued commensurate with Section (1) above, and in consideration for value brought to the Company over and above the equity capital investment (reference Attachment I) Intermark

Investors shall be awarded an additional fifty (50) percent performance incentive stock warrant, with a cashless exercise option, when the Company's annualized sales reach Twelve Mahon

Dollars ($12,000,000 USD on a trailing twelve months basis, and an additional compounded fifty (50) percent performance incentive warrant, with a cashless exercise option, when the Company's monthly sales reach an annualized equivalent of Twenty Five Million Dollars ($25,000,000 USD for four (4) consecutive months (e.g., $2,083,333 monthly sales average for four (4) consecutive months). In the latter instance, should the aforesaid consecutive monthly sales performances fall within the final months of this thirty six month agreement, the incentive performance period shall be extended an additional twelve (12) months to allow for fulfillment, consistent with the trailing twelve months basis.

          Except for the aforementioned accomodation all said warrants shall be earned within the initial thirty-six (36) month strategic market and business development period directed by the Intermark management team, or said warrants shall become null and void. When earned, the aforesaid performance incentive warrants shall be immediately vested on the same basis price as defined in Section (1), of this AGREEMENT (70 cents ($.70) per share). All said warrants shall be exercisable for a period of up to five (5) years from date of award and vestment.

(4) It is herein agreed by the undersigned principal parties that the Intermark strategic management and market development team shall be responsible for providing the leadership in developing and implementing a strategic business plan for achieving the business development objectives of the investors during the three year period following effective date of this AGREEMENT. Operating management in collaboration with the strategic management team shall coordinate the implementation of the. strategic business plan for development of the Company's marketing, sales, management support, and corporate development programs.

To this end, Intermark's strategic management team shall be compensated solely through performance incentive stock warrants in the Company, with said warrants (3,500,000 shares) generally awarded, earned and vested commensurate with the preliminary RiceX Business Development Proposal dated October 8, 1999 (see attached Attachment I). In addition, the Intermark Partners' strategic management team shall be awarded performance incentive stock warrants commensurate with the performance incentive compensation terms and conditions for the Investors as defined in Section (3) above. Said warrants shall be issued at a basis price and on terms and conditions generally described in Sections (1) and (3) above (seventy cents ($.70) per share) Aforesaid warrants shall be awarded and vested when earned, and shall be exercisable for a period of up to five (5) years. In addition, the Company shall reimburse all approved expenses of the Intermark strategic management team, including those expenses associated with all travel, lodging, per them expenses, and routine operating expenses incur-red during the initial period of due diligence, strategic market planning, business ramp-up and in the overall pursuit of the Company's market and business objectives embodied in the general understandings of this AGREEMENT, and the aforesaid preliminary development proposal (Attachment I). It is further understood

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that the Company shall reimburse legal and accounting fees incurred during the period of discovery and due diligence up to a maximum amount of Fifty Thousand Dollars ($50,OOOUSD).

(5) It is agreed that, in the due diligence, strategic market planning, business ramp-up and corporate development period, the overall leadership for direction of the Company shall be vested with the strategic management team through Intermark. Said leadership shall be accomplished in collaboration with the current operating management of the company and effectuated through an executive management team comprised of the current senior operating management of the Company (Dan McPeak, Sr., Dan McPeak, Jr,, Todd Crow, and Ike Lynch) and the two senior members of Intermark Partners (Glenn Sullivan and Alan Kimbell). The objectives of this shared management approach center on establishing a focussed and coordinated effort for reaching all policy and significant operating level decisions needed to achieve timely fulfillment of the strategic plan for business development and the creation of sustainable shareholder value in the Company. In addition, this management approach assures all principal parties of appropriate involvement during the critical early stages of business planning and development, and in the "checks-and-balances"of the strategic and tactical (operating) decision processes for "growing" the Company. To this end, and in consideration of Intermark's fiduciary responsibilities for equity capital contributions to the Company, it is agreed that all binding contracts, agreements, and commitments for the Company in excess of Ten Thousand Dollars ($ 10,000 USD) shall require dual authorization (one signature from a designated representative of the current senior operating management and one signature from a designated representative of Intermark All disbursements over Ten Thousand Dollars ($10,000 USD) and not in the normal course of the Company's day-to-day business, to be defined within ten (10) business days from effective date of this AGREEMENT, shall require like dual signatures.

It is agreed that the aforesaid policy and significant operating level decisions during the aforementioned due diligence, market planning, business ramp-up period shall be realized through a "super majority" consensus of the aforesaid executive management team (i.e. the aforesaid six member executive management team) will require a policy consensus majority of five (5) to be effectuated and/or taken forward for implementation and/or Board approval), except in such situations where executive team consensus cannot be achieved, In such situations it is agreed that the Company's Board shall have final decision authority.

It is generally understood and agreed that upon execution of the aforementioned Definitive Agreement and conversion to equity, the Intermark strategic management team shall assume a significant and integral role in the overall management and development of the Company to assure continuity in attainment of the overall business growth objectives embodied in this AGREEMENT. Said responsibility and authority shall eventually accrue through appropriate Board participation. Aforesaid Intermark Board participation shall be defined in the Definitive Agreement, and is herein understood to be two (2) of five (5) total Board memberships subject to fulfillment of certain debt obligations as defined in Attachment II herein. It is further understood that one (1) of the aforesaid two (2) Board memberships held by Intermark shall be awarded to a senior partner of Granite Bay Ventures, LLC or a designee of said group.

(6) It is agreed that during the period of discovery and due diligence, every effort will be made to maintain a "quiet period". It is understood that there will be no third party capitalization transactions concluded during this period outside the parameters of the current public equity offering dated May 27, 1999, and further understood that aforesaid current offering shall be capped at Two Million Five Hundred Thousand Dollars ($2,500,000 USD) unless otherwise agreed in writing between the undersigned principal parties. The undersigned parties further agree to discuss, within the "spirit" of this AGREEMENT, any related matters that may arise and that Intermark and its investors shall have the first right of refusal on any capitalization offers that may arise including any mutually agreed subscription extensions in the current May 27, 1999 offering over and above the aforesaid Two Million Five Hundred Thousand Dollars ($2,500,000 USD). Finally, it is understood that the aforementioned "quiet period" conditions shall exist only during the one hundred twenty (120) day period prior to a conversion decision, and after a decision by Intermark to convert the initial loan to equity.

(7) The undersigned representative for the Company and signatory to this AGREEMENT warrants that the execution, delivery, and performance of this Agreement in Principle, compliance with the provisions hereof by the Company, and consummation of the transactions contemplated herein are consistent with the desires of the RiceX Company's Board of Directors, and agrees to confirm such Board approval in writing prior to finalization of this AGREEMENT and the initial funding by Intermark.

(8) CALIFORNIA LAW TO APPLY. This AGREEMENT shall be construed under and in accordance with the laws of the State of California. All obligations created under this AGREEMENT are performable in Sacramento County, California.

This AGREEMENT signed and effectuated this first day of November, 1999, and

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thereby supercedes all prior understandings and documentations between the undersigned parties.

For The RiceX Company                  For Intermark Partners, LLC

Daniel L. McPeak                       Glenn H. Sullivan, Ph.D.

Chairman of the Board                  Senior Partner
and Chief Executive Officer            Witnessed By:
                                         R. Kimbell
                                       Senior Partner














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

                                  ATTACHMENT I

                 THE RICEX COMPANY BUSINESS DEVELOPMENT PROPOSAL

PHASE ONE:

First, we propose that the two most pressing issues for RiceX (strategic focus / market development and debt restructuring) be addressed simultaneously. Although we normally prefer to initiate our proposed activities with the development of a comprehensive strategic plan that "catalyzes" and "galvanizes" the client company's market/business development processes, we fully appreciate the urgency for reducing the financial pressures under which the RiceX Company is currently operating. Thus, we are prepared to initiate concurrently the company's COMPREHENSIVE STRATEGIC PLANNING priority (ref. p. 24 of the RiceX Business Plan dated April 1999) and its equity FINANCING priorities commensurate with the following areas of activity:

Part I - The development of a three-year comprehensive and performance benchmarked STRATEGIC PLAN for achieving targeted/attainable market and business objectives, including:

(I.a) Targeted market/business development in rice producing countries.

- Assess and target the "optimum leverage" opportunities for stabilized rice bran processing and sales in North and Central America, with focus on the animal feeds and functional food sectors.

- Qualify and target 3-way joint ventures to achieve RiceX market/business objectives (i.e. RiceX, rice milling operation, market- driven sales entity) where appropriate.

- Target OPIC, InterAmerican Development Bank (IDB), and capital market program funding to achieve 3 to 5 stabilized rice bran processing joint ventures.

(I.b) Target market/business development in rice consuming countries.

- Assess and target Mexico and Central America (Guatemala, Honduras, El Salvador, Costa Rica, Nicaragua, and Panama). Currently these countries consume over 1.2 million MT of rough rice annually, most of which is purchased from the United States.

- Target market development in the functional foods and animal feeds sectors.

- Qualify and target 2-way and 3-way joint ventures to achieve RiceX market/business development objectives.

- Target OPIC, Bancomext, IDB, and private sector program funding and/or loan guarantees to achieve 2 to 3 stabilized rice bran processing joint ventures in the region.

(I.c) Develop and deliver the CONSENSUS STRATEGIC -plan, including: (1) definition and documentation of optimum strategies for RiceX growth and performance; (2) assessment of RiceX's market development opportunities, potential barriers to opportunity exploitation, and tactical strategies needed to maximize success; (3) performance-driven development schedules for business ramp-up and sales/marketing program staffing for RiceX; (4) documentation of achievable market development and sales targets given available resources and attainment of benchmark performance thresholds; and
(5) development of defensible/performance based proforma needed to establish credibility and proactive response from the strategic stakeholders/investors and the equity capital markets.

Part II - Assistance in corporate debt reduction through equity capitalization. Currently, approximately 7 potential strategic stakeholders and/or "angel investors" have been preliminarily identified by the Concord Partners team.

(II.a) Address short-term financial needs of RiceX (November 1999; approximately $2.5 million).

-    Target current stakeholders/investors.

- Target new stakeholderslinvestors with possible reciprocal business interests.

            Target potential new users/clients of current stabilized rice bran products for development of "front-loaded" purchase orders.

- Target potential "angel investors" with future strategic interests in the RiceX product lines.

(II.b) Address the intermediate term (1/2000 through 6/2000) financial needs of Rice X (approximately $3.5 million).

Develop North American strategic alliances in the animal feed and functional foods sectors.

Develop functional food markets in Central America.

Develop joint venture partners and new performance-based strategic alliances in rice producing/consuming countries.

The aforesaid activities comprise the FIRST PHASE of our proposed business development initiative with the RiceX Company. It is anticipated that these activities will occupy most of the first 18 months, with performances scheduled to meet the priority needs of the company. We propose that engagement for Part I activities be "performance fee based", with compensation in the form of incentive stock options (ISO's) to be vested at time of strategic plan delivery; plus payment of all approved direct expenses. We further propose that Part II be "success fee based", with compensation again in the form of incentive stock options (ISO's) to be fully vested at the time of delivery of the financing commitments; plus payment of all approved direct expenses (see Compensation section).

PHASE TWO:

Properly designed strategic plans for market/business development are dynamic and proactive documents that require timely and focused implementation in order to effectively achieve their desired result. In our experience we find that the benefits from such strategic plans are most fully realized when the planners are directly involved in the follow-up implementation, monitoring, and oversight activities. This is particularly true in firms with restricted financial resources and limited sales/marketing staff, where current overhead burdens limit the firm's capacity to achieve full implementation in a timely manner. Thus, we propose achieving the critical mass" of strategic plan implementation through the continuation of our market/business development services during years 2 and 3 (Part III). This approach achieves two important objectives: (1) the strategic plan will be implemented under the direction and oversight of experienced professionals with minimum overhead burden to RiceX, and (2) the RiceX sales and marketing staff can be fully developed as the strategic plan is implemented, and as performance thresholds are achieved, thus helping assure long-term sustainability and corporate growth. To this end, we propose the following activities:

Part III - Assist RiceX in the comprehensive implementation of the consensus strategic plan, and focus on "filling" unused manufacturing capacity at existing stabilized rice bran milling installations, as well as, the development of new stabilized rice bran joint ventures.

- Monitor and oversee implementation of the market/business development activities during early stages of strategic plan implementation.

- Identify and target additional potential strategic end buyers/users of stabilized rice bran products to optimize current manufacturing capacity and lower current unit operating costs.

- Provide assistance and leadership in developing strategic joint ventures and joint venture funding options.

- Assist in planning and development of the permanent RiceX sales and marketing staff to assure sustainability and future growth.

- Assess new stabilized rice bran market opportunities and recommend strategies for development, "bottom-up" market development that leads to future high value market opportunities.

- Assist in corporate planning for STRATEGIC THRUSTS into new market segments (domestic functional foods, nutraceuticals, etc.)

- Provide "financial advisory" services for preparing the company for an expanded public offering and increased shareholder value.

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Provide the principal leadership and management services for RiceX senior management and Board of Directors during the aforesaid three-year business ramp-up and growth period (i.e. reducing the need for added overhead and/or expense for outside consultants - like Anderson, McKinsey, etc. as the company achieves growth momentum).

PROPOSED COMPENSATION:

In an effort to provide the maximum benefit to the RiceX Company at minimum cost, we propose an incentive compensation package through the warranting of stock options in RiceX at a basis price (Incentive Stock Option - ISO), plus reimbursement of all approved direct expenses associated with our business planning and development activities for the company. The warrant price for 0 ISO's shall be mutually agreed, with a basis no less than $.50 per share or not higher than $.70 per share. All ISO's shall be vested as of the date earned. Assuming a $.70 per share basis price, the proposed compensation fees to the strategic management entity (Sullivan, et. al.) for services rendered are as follows:

                                Fixed Fees         Success Fees
Part (1)                           500,000                -
Part (IIa)                                            900,000
     (IIb)                                            900,000
Part (III)                       1,200,000

RiceX stock options warranted as fees for services rendered at the basis price of $.70 per share, plus all approved direct expenses associated with related development activities. 21 RiceX stock options warranted as success fees to the strategic management entity (Sullivan, et. al.) for equity business plan implementation and sourcing capital commitments executed and delivered, at the basis price of $.70 per share, plus all approved direct expenses associated with said activities. Success fees shall be earned as follows: 900,000 shares on the first $2.5 million in equity; 900,000 shares for the next $3.5 million in equity; 100,000 shares for each $1.5 million in additional capital raised through equity, debt, or loan guarantees.

SUBMITTED BY:
GLENN H. SULLIVAN, PHD
10/8/99







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                                  ATTACHMENT IL

            LETTER OF UNDERSTANDING ON UTILIZATION OF INVESTOR FUNDS

It is understood and agreed by the signature parties to the AGREEMENT IN PRINCIPLE between the Intermark Partners, LLC and The RiceX Company (the Company) that the initial Two Million Five Hundred Thousand Dollars ($2,500,000 USD) invested in the Company shall be utilized first to liquidate the current debt obligation to Dominion Resources, Inc. (approximately Two Million One Hundred Thousand Dollars), with the balance (approximately Four Hundred Thousand Dollars) dedicated to costs and expense incurred by the Intermark Partners' strategic management team during the due diligence, market planning, and initial business development phase of the Company.

It is further understood that upon conversion to equity as defined in the aforesaid AGREEMENT, and with the second funding of One Million Eight Hundred Thousand and Fifty Dollars ($1,850,000 USD) the Foodceuticals note shall be paid in full. The balance of investor funds (approximately $1,650,000 USD) shall be committed to the market and business development activities of the Company.

Agreed and signed this   day of November, 1999

For The RiceX Company                  For Intermark Partners, LLC
Daniel L. McPeak                       H. Sullivan, Ph.D.
Chairman of the Board and              Senior Partner Chief Executive Officer
Witnessed By:/s/Daniel L. McPeak
                                       Alan R. Kimbell
                                       Senior Partner

                                 PROMISSORY NOTE

El Dorado Hills, California

November 1, 1999

$2,500,000.00

FOR VALUE RECEIVED, The RiceX Company ("RiceX"), by and through its undersigned authorized representative, hereby promises to pay to the order of Intermark Partners LLC ("Intermark"), for and on behalf of its investors, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), together with interest on the principal from time to time unpaid from the date hereof until due, whether by acceleration or otherwise, on the following terms and. conditions, and payable as follows:

(1) No payments of principal and interest will be due and owing during the discovery and due diligence period herein established at one hundred and twenty (120) days maximum.

(2) At the end of the aforesaid one hundred and twenty (120) day period, the Two Million Five Hundred Thousand Dollars ($2,500,000 LSD) loan shall either be converted to equity in the Company, or assuming a decision by Intermark Partners, LLC NOT TO CONVERT to equity, said loan shall be rolled over for a maximum of two (2) periods of six (6) months each from effective date of this AGREEMENT, with interest calculated at the Wall Street Journal prime interest rate plus two (2) percent, plus two (2) points on any remaining unpaid balance as further defined below.

Therefore, in accordance with the aforesaid, each payment made by RiceX shall be applied first to interest due on the Note with the balance of any payment applied to the principal due and owing under this note, in accordance with the following schedules: a) the first six (6)month period shall be exempt from principal, interest, and premium payments for the first one hundred and twenty days, and interest only shall accrue for the remaining sixty (60) days during the period. b) the second six (6) month period from effective date of this AGREEMENT shall carry full interest and premium payments as defined above.

As security for payment of this note, RiceX has granted Intermark, by separate instruments, a mortgage, together with a security interest in all property, plant, equipment, and intellectual property of the Company's Montana manufacturing facilities.

This Note is issued under and entitled to the benefits of the provisions of the Agreement in Principle entered into by the parties on this date, and incorporated hereunder by reference.

CALIFORNIA LAW TO APPLY. This AGREEMENT shall be construed under and in accordance with the laws of the State of California. All obligations created under this AGREEMENT are performable in Sacramento County, California.

THE RICEX COMPANY

By: Daniel L. McPeak Chairman of the Board and Chief Executive Officer


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